FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*
                  Steve Vestergard
                  555 West Hastings Street, Suite 950,
                  Vancouver British Columbia CANADA V6B 4N4

2.   Issuer Name and Ticker or Trading Symbol
                  Destiny Media Technolgies Inc. "DSNY"

3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
                  N/A

4.   Statement for Month/Year
                  07/2000

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
                  /X/      Director
                  /X/      Officer (give title below)
                                     President
                  /X/      10% Owner
                  / /      Other (specify below) N/A
                                   ___________________

7.   Individual or Joint/Group Filing (Check Applicable Line)
                  /X/      Form filed by One Reporting Person
                  / /      Form filed by More than One Report Person

         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned


 Item 1.      Item 2.       Item 3.       Item 4.      Item 5.      Item 6.

                                         Securities Acquired or Disposed of
Title of    Transaction   Transaction    ----------------------------------
Security       Date          Code          Amount     (A) or (D)     Price
--------    -----------   -----------    --------     ----------   --------
Common         7/18/00         S          95,000          D          1.37

5.   Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
                  5,291,500

6.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
                  D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)
                  N/A

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)
                  Directors' Options

2.   Conversion or Exercise Price of Derivative Security
                  150,000 shares @ $1.00
                  105,000 shares @ $1.00
                  120,000 shares @ $0.83

3.   Transaction Date (Month/Day/Year)
                  N/A

4.   Transaction Code (Instr. 8)
                  N/A

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
                  N/A

6.   Date Exercisable and Expiration Date (Month/Day/Year)
                  See (1)
                  Expires 10/15/2004

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
                  N/A

8.   Price of Derivative Security (Instr. 5)
                  N/A

9.   Number of Derivative Securities Beneficially Owned at End of Month
          (Instr. 4)
                  375,000 shares

10.  Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
          (Instr. 4)
                  D

11.  Nature of Indirect Beneficial Ownership (Instr. 4)
                  N/A


Explanation of Responses:

(1) Exercisable at the rate of 1/24th (of the total amount granted) per month until 100% vested, starting 10/15/99.



                         /s/ Steve Vestergard                          8/11/2000
                         ----------------------------------------      ---------
                         ** Signature of Reporting Person                Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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